Exhibit 4.13

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of November 12, 2009.

BETWEEN:	2208270 Ontario Limited a corporation established under the laws of Ontario having its registered office at 3565 King Road, King City, Ontario, L7B 1M3;

(hereinafter, the “Subscriber”)

AND:	COPERNIC INC., a corporation governed by the laws of the Province of Ontario having its registered office at 360 Franquet Street, Suite 60, Sainte-Foy, Quebec, G1P 4N3;

(hereinafter, the “Corporation”)

WHEREAS the Corporation proposes to issue, on a private placement basis, 500,000 common shares of the Corporation (the “Shares” or the “Securities”) at a subscription price of US$4.00 per share;

WHEREAS the Subscriber wishes to subscribe for 500,000 Shares upon and subject to the terms and conditions contained herein;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this Agreement, the following terms shall have the following meanings, respectively:

“Agreement” means this subscription agreement (including its recitals) and any instrument amending this Agreement; “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to a particular Article or Section; and the expression “Article” or “Section” followed by a number means and refers to the specified Article or Section of this Agreement;

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Montreal, Quebec are not open for business;

“Canadian Securities Laws” means applicable securities laws in the Province of Ontario and the respective regulations thereunder and the published policy statements of the Securities Regulatory Authorities;

“Closing” means the issuance and sale of the Shares and payment of the Subscription Price and the completion of the other transactions contemplated herein in accordance with the terms hereof;

“Closing Date” means December 15, 2009;

“Closing Time” means 10:00 a.m. on the Closing Date;

“Confidentiality Agreement” means the confidentiality agreement dated as of October 30, 2009 between the Corporation and the Subscriber;

“Equity Transfer” means Equity Transfer and Trust Company;

“Institutional Accredited Investors” means institutional “accredited investors” as defined in Rule 501(a) (l), (2), (3) or (7) of Regulation D under the U.S. Securities Act;

“Intellectual Property” means inventions, patent applications, patents, trademarks (both registered and unregistered), trade-names, copyrights, trade secrets and other proprietary information;

“Material Adverse Effect” means a material adverse effect on the business, financial condition, prospects, properties, assets, liabilities (contingent or otherwise) and results of operations of the Corporation (on a consolidated basis) or impair the consummation of the transactions contemplated in this Agreement;

“NASDAQ” means the NASDAQ stock market;

“National Instrument 45-102” means National Instrument 45-102 respecting Resale of Securities;

“National Instrument 45-106” means National Instrument 45-106 respecting Prospectus and Registrations Exemptions;

“National Instrument 51-102” means National Instrument 51-102 respecting Continuous Disclosure Obligations;

“Parties” means the Subscriber and the Corporation; and “Party” means either of them;

“Province” means the province of Ontario;

“Public Documents” means all documents filed with the Securities Regulatory Authorities by the Corporation on and that would be required to be filed pursuant to the National Instrument 51-102;

“Securities” has the meaning ascribed thereto in the first paragraph of the recitals;

“Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Regulatory Authorities” means the securities commissions or similar regulatory authorities in the Province and the United States;

“Shares” has the meaning ascribed thereto in the second paragraph of the recitals;

“Stock Option Plan” means the Corporation’s stock option plan, as amended and restated;

“Subscription Price” has the meaning ascribed thereto in Section 2.1;

“Taxes” means all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto;

“U.S. Person” means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the U.S. Securities Act) who are not natural persons, estates or trusts.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means applicable securities laws in the United States of America, including the U.S. Securities Act and State securities laws;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

1.2          Gender and Number

Words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender and vice versa.

1.3          Headings

The division of this Agreement into Articles and Sections and the use of a table of contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.4          Date of Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5          Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.

1.6          Knowledge

In this Agreement, references to the knowledge of the Corporation means the actual knowledge, in their capacity as officers of the Corporation and not in their personal capacity, of each of Marc Ferland and Jean-Rock Fournier, after enquiry with the relevant employees of the Corporation.

ARTICLE 2
SUBSCRIPTION

2.1          Subscription for Shares

Upon and subject to the terms and conditions contained herein, the Subscriber hereby subscribes for, and the Corporation hereby accepts to issue to the Subscriber, 500,000 Shares at the Closing Time, at a price of US$4.00 per Share, representing an aggregate subscription price of US$2,000,000 (the “Subscription Price”).

ARTICLE 3
CLOSING AND CONDITIONS PRECEDENT

3.1           Closing

The Closing will be held at the Montreal offices of Fasken Martineau DuMoulin LLP on the Closing Date at the Closing Time, or such other place or date or time as the Corporation and the Subscriber may agree in writing.

3.2          Conditions Precedent to the Obligations of the Corporation

At the Closing Time, the Subscriber shall have delivered to the Corporation a certified cheque issued to, or a wire transfer of immediately available funds delivered to an account designated by, the Corporation in an amount in United States dollars equal to the Subscription Price.

3.3          Conditions Precedent to the Obligations of the Subscriber

The obligations of the Subscriber to complete the transactions contemplated by this Agreement shall be subject to the fulfillment, on or before the Closing Time, of each of the following conditions precedent (each of which is for the exclusive benefit of the Subscriber and may be waived by the Subscriber):

(a)	The Corporation shall have delivered to the Subscriber certificates registered in the name of the Subscriber and representing the Shares purchased hereunder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Subscriber (and acknowledges that the Subscriber is relying upon these representations and warranties in connection with the purchase of the Shares) that:

(a)
Incorporation, Qualification and Good Standing. The Corporation is a corporation validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and as described in the Public Documents and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, has all requisite power and authority and is duly qualified to carry on its business as now conducted and as described in the Public Documents, and to own and/or lease its properties and assets, as the case may be, and the Corporation has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations thereunder.

(b)
Share Capital. The authorized share capital of the Corporation consists of an unlimited number of Shares. Immediately prior to the Closing Date, 2,091,076 common shares will be issued and outstanding. All of the issued and outstanding shares of the share capital of the Corporation have been duly authorized and validly issued, are fully paid and non-assessable, and conform to the description of the share capital of the Corporation contained in the Public Documents and have been issued in compliance with all applicable Canadian Securities Laws and U.S. Securities Laws. Other than as disclosed in the Public Documents and options granted in the normal course under the Stock Option Plan, there are no outstanding securities convertible into or exchangeable for, warrants, rights or options to purchase from the Corporation, or obligations of the Corporation to issue, Shares.

(c)
Licenses and Permits. The Corporation holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on their business as currently carried on and described in the Public Documents and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects. The Corporation has not received any notice of proceedings relating to the revocation or modification of any certificate, authority, permit or license necessary to conduct the business now owned or operated by the Corporation which, if the subject of an unfavourable decision, ruling or finding, would have or be reasonably expected to have a Material Adverse Effect.

(d)
Compliance with Laws. The Corporation has been conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws and regulations.

(e)
Title to Assets. Other than as disclosed in the Public Documents, (i) the Corporation is the absolute legal and beneficial owner of, and has good and marketable title, or holds valid leases which are in good standing and in full force and effect, to all of the material property or assets thereof as described in the Public Documents and, (ii) the Corporation does not know of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such property or assets.

(f)
Reporting Issuer. The Corporation is a reporting issuer in the Province of Ontario and is a foreign private issuer under the U.S. Securities Act, and is not aware of any deficiencies in the filing of any documents or reports with the NASDAQ or with any Securities Regulatory Authorities that would cause it to be placed on the list of defaulting reporting issuers maintained in those jurisdictions.

(g)
Compliance with Constating Documents and Agreements. The Corporation is not in violation of its constating documents, by-laws or resolutions of its directors or shareholders or in default in the performance of any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, which violation, default or defaults, individually or in the aggregate, would have a Material Adverse Effect. The compliance by the Corporation with all of the provisions of this Agreement and the consummation of the transactions contemplated herein, including without limitation the issuance of the Shares:

(i)
will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance on any of the property or assets of the Corporation pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, licence agreement, research and collaboration agreement, subscription agreement, lease or other agreement or instrument to which the Corporation is a party or by which the Corporation is bound or to which any of the property or assets of the Corporation is subject;

(ii)
will not result in any violation of the laws of the jurisdiction of incorporation of the Corporation or in a violation of the provisions of the constating documents, by-laws or resolutions of the directors or shareholders of the Corporation; and

	(iii)	will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Corporation or any of their properties;

other than, in the case of clauses (i) and (iii) above, any breach, default, violation or conflict which, individually or in the aggregate, will not have a Material Adverse Effect. No consent, approval, authorization, order, registration, filing, deposit or qualification of or with any court or governmental or regulatory agency or body or any person, firm, corporation or entity is required for the consummation by the Corporation of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications that have already been obtained or as may be required under the Canadian Securities Laws or U.S. Securities Laws or by the NASDAQ in connection with the purchase and sale of the Shares.

(h)
Compliance with Disclosure Obligations. The Corporation is in compliance with its disclosure obligations under the Canadian Securities Laws and the U.S. Securities Laws and the rules and regulations of the NASDAQ.

(i)
No Obligations to Issue Securities. Except as set forth in the Public Documents, (i) no person has the right, contractual or otherwise, to cause the Corporation to issue or sell to it any of the Corporation’s share capital or other equity interests of the Corporation, (ii) no person has any pre-emptive rights, resale rights, rights of first refusal or other rights to purchase any of the Corporation’s share capital or other equity interests of the Corporation, and (iii) no person has the right to act as an underwriter or as a financial advisor to the Corporation in connection with the purchase and sale of the Shares. No person has the right, contractual or otherwise, to cause the Corporation to register under Canadian Securities Laws, U.S. Securities Laws or other laws or regulations any Shares or any other share capital or other equity interests of the Corporation.

(j)
No Legal Proceedings. Other than as set out in the Public Documents or as disclosed to the Subscriber, the Corporation has not been served or otherwise received notice of any legal or governmental proceedings and there are no legal or governmental proceedings pending to which the Corporation is a party or of which any property or assets of the Corporation is the subject which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the best of the Corporation’s knowledge, other than as may be set out in the Public Documents or disclosed to the Subscriber, no such proceedings are threatened (implicitly or otherwise) or contemplated by governmental or regulatory authorities or any other parties.

(k)
Enforceabilitv of Agreements. Any and all of the material agreements and other material documents and instruments pursuant to which the Corporation holds the property and assets thereof are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought.

(1)
No Regulatory Violations. The Corporation is not in violation of any law, ordinance, administrative or governmental rule or regulation or court decree applicable to it, which violation would, individually or in the aggregate, have a Material Adverse Effect. The Corporation is not aware of any legislation, regulations or proposed legislative or regulatory changes which would result, or would be reasonably likely to result, in a Material Adverse Effect.

(m)
Enforceabilitv of Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and the qualification that specific performance and injunctive relief are awarded at the discretion of the court before which they may be validly sought.

(n)
Issuance of Shares. At the Closing Time, all necessary corporate action will have been taken by the Corporation to authorize the issuance of the Shares and, upon the due payment of the price in accordance with this Agreement, the Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

(o)
NASDAQ Matters. The common shares of the Corporation are listed and posted for trading on the NASDAQ and all necessary notices and filings will be made with the NASDAQ to ensure that the Shares will be listed and posted for trading on the NASDAQ upon their issuance, provided, however, that the Shares shall remain subject to restrictions on transfer as described herein. Other than as disclosed in the Public Documents, the Corporation is not in default with respect to any requirement or condition of its listing on the NASDAQ.

(p)
No Cease Trade Order. No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Corporation, are pending, contemplated or threatened by any regulatory authority.

(q)
Employment Laws. The Corporation is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws would not have a Material Adverse Effect, and has not and is not engaged in any unfair labour practice.

(r)
Financial Statements of the Corporation. The audited annual consolidated financial statements of the Corporation for the years ended December 31, 2008 and 2007 and the unaudited interim consolidated financial statements of the Corporation for the nine-month periods ended September 30, 2009 and 2008 present fairly, in all material respects, the financial position and condition of the Corporation as at the dates indicated and the results of its operations for the periods specified, reflect all liabilities (absolute, accrued, contingent or otherwise) of the Corporation as at the dates indicated and have been prepared in conformity with generally accepted accounting principles in Canada applied on a consistent basis throughout the periods involved, except as otherwise noted therein.

(s)
Insurance. The assets of the Corporation and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Corporation has not failed to promptly give any notice of any material claim thereunder.

(t)
Directors’ and Officers’ Insurance. The Corporation shall cause the current directors’ and officers’ insurance (or re-insurance) policies to be maintained by the Corporation, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or reinsurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(u)
Minute Books and Records. The minute books and records of the Corporation contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval or agendas reflecting matters of discussion at the most recent meetings thereof) of the shareholders and the directors of the Corporation and such predecessors and there have been no other meetings, resolutions or proceedings of the shareholders and directors of the Corporation or such predecessors to the date of review of such corporate records and minute books not reflected in such minute books and other records, other than those which are not material in the context of the Corporation, on a consolidated basis.

(v)
Auditors. The Corporation’s auditors are independent public accountants as required under applicable Canadian Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102) between the Corporation and the Corporation’s auditors.

(w)
No Commission or Finder’s Fee. There is no person, firm or corporation acting or purporting to be acting for the Corporation entitled to any commission, brokerage or finder’s fee payable by or on behalf of the Corporation in connection with this Agreement or any of the transactions contemplated hereunder.

(x)	Form of Certificate. The form of certificate for the Shares is in due and proper form under the laws governing the Corporation and complies with the requirements of the NASDAQ.

(y)	Transfer Agent and Registrar. Equity Transfer, at its principal offices in Toronto, has been duly appointed transfer agent and registrar for the Shares.

(z)
Taxes. Except as disclosed in the Public Documents, all Taxes due and payable by the Corporation have been paid. All Tax returns, declarations, remittances and filings required to be filed by the Corporation have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the best of the knowledge of the Corporation, (i) no examination of any Tax return of the Corporation is currently in progress, and (ii) there are no issues or disputes outstanding with any governmental authority respecting any Taxes that have been paid, or may be payable, by the Corporation, in any case, except where such examinations, issues or disputes would not result or be reasonably likely to result in a Material Adverse Effect.

(aa)
Intellectual Property. The Corporation owns, or has obtained valid and enforceable licences for, or other rights to use, the Intellectual Property described in the Public Documents as being owned or licensed by the Corporation. Except as disclosed in the Public Documents, there is no pending or, to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others challenging the Corporation’s rights in or to any Intellectual Property, and the Corporation is unaware of any facts which form a reasonable basis for any such claim. Except as disclosed in the Public Documents, there is no pending or, to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Intellectual Property. Except as disclosed in the Public Documents, there is no pending, or to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others that the Corporation infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of the Corporation’s products as described in the Public Documents) any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Corporation is unaware of any facts which form a reasonable basis for any such claim, except as disclosed in the Public Documents. There is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property.

(bb)	Use of Proceeds. The Corporation intends to use the net proceeds from the financing to partially finance an acquisition strategy and for general corporate purposes, including working capital.

(cc)
No Changes. Since June 30, 2009, except as disclosed in the Public Documents, the Corporation has not made any change in its articles or by-laws or issued any common shares (or securities exchangeable, convertible or exercisable for common shares), or split, combined or reclassified any of its securities, or redeemed, repurchased or otherwise acquired securities, or reserved, declared, made or paid any dividend, or made any other distributions, or authorized, agreed or otherwise committed to any of the foregoing.

4.2	Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants to the Corporation (and acknowledges that the Corporation is relying upon these representations and warranties in connection with the issuance and sale of the Shares) that:

(a)
Existence; Corporate Power and Authority. The Subscriber is a legal person duly established and validly existing under the laws of its jurisdiction, and has all requisite corporate power and authority necessary or required to carry on its business and to own, lease or operate its properties and assets and has to enter into this Agreement and to carry out its obligations hereunder.

(b)
Enforceability of Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Subscriber and constitutes a valid and binding obligation of the Subscriber enforceable against it in accordance with its terms subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and the qualification that specific performance and injunctive relief are awarded at the discretion of the court before which they may be validly sought.

(c)
Accredited Investor. The Subscriber is an “accredited investor” within the meaning of National Instrument 45-106 on the basis that it is a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements. Alternatively, the acquisition cost to the Subscriber is at least CDN$150,000.

(d)
Purchase as Principal; Resale. The Subscriber is acquiring the Shares as principal for its own account and not for the benefit of any other person and not with a view to resale or distribution, and will not resell or otherwise transfer or dispose of the Securities except in accordance with the provisions of applicable Canadian Securities Laws (including National Instrument 45-102), U.S. Securities Laws, other applicable laws of any jurisdiction and applicable stock exchange rules.

(e)
Money Laundering Act. None of the funds being used to subscribe for the Shares are, to the Subscriber’s knowledge, proceeds obtained or derived directly or indirectly as a result of illegal activities. The funds being used to subscribe for the Shares will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) Act (Canada), and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber’s name and other information relating to this Agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to such Act. None of the funds to be provided by the Subscriber are being tendered on behalf of a person or entity which has not been identified to the Subscriber.

(f)	Acknowledgements. The Subscriber acknowledges and agrees as follows:

	(i)	the Securities will be subject to resale restrictions pursuant to National Instrument 45-102;

	(ii)	for purposes of complying with National Instrument 45-102, the certificates representing the Shares issued prior to four months plus one day after the Closing Date shall bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS PLUS ONE DAY FROM THE CLOSING DATE].”

and any other legend required by applicable Canadian Securities Laws, U.S. Securities Laws, other applicable laws of any jurisdiction and applicable stock exchange rules.

(iii)
the Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Subscriber’s investment in the Securities and the Subscriber is able to bear the economic risks of such investment; the Subscriber has had access to such information, if any, concerning the Corporation as the Subscriber has considered necessary in connection with the Subscriber’s decision to invest in the Securities;

(iv)
the Subscriber has not received any offering memorandum or any other document describing the business and affairs of the Corporation that constitutes an offering memorandum (as such term is defined under applicable Canadian Securities Laws);

(v)
the only representations and warranties made to the Subscriber in respect of the Corporation and the Shares are those set forth in this Agreement; no person has made any other written or oral representations to the Subscriber;

(vi)
the purchase of the Shares has not been made through or as a result of any advertisement in the printed media, on the radio, television or other form of telecommunication, any seminar or meeting where attendees have been invited by any general solicitation or advertisement, or any other form of general solicitation or advertisement;

(vii)
the Corporation is relying on an exemption from the requirement to provide the Subscriber with a prospectus under applicable Canadian Securities Laws and, as a consequence of acquiring the Shares pursuant to such exemption, certain protections, rights and remedies provided by applicable Canadian Securities Laws, including statutory rights of rescission or damages, will not be available to the Subscriber;

(viii)
a copy of this Agreement may be filed on SEDAR in accordance with applicable Canadian Securities Laws and with the Securities and Exchange Commission in accordance with applicable U.S. Securities Laws; and

(ix)
if required by applicable Canadian Securities Laws, U.S. Securities Laws, other applicable laws of any jurisdiction and applicable stock exchange rules or by any Securities Regulatory Authority, the NASDAQ or any other securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing such reports, undertakings and other documents with respect to the issue of the Securities as may be required.

(g)	U.S. Securities Laws. The Subscriber represents, warrants, acknowledges and agrees as follows:

(i)
the Subscriber understands that the Securities have not been and will not be registered under the U.S. Securities Act, and that the sale contemplated hereby is being made only to Institutional Accredited Investors in reliance on the exemption from registration set forth in Rule 506 of Regulation D under the U.S. Securities Act;

(ii)
the Subscriber is an Institutional Accredited Investor, the Subscriber was not organized for the specific purpose of acquiring the Securities, and the Subscriber is acquiring the Securities for the Subscriber’s own account or for the account of another Institutional Accredited Investor as to which the Subscriber exercises sole investment discretion, and for investment and not with a view to any resale, distribution or other disposition of the Securities in violation of U.S. Securities Laws;

(iii)
the Subscriber is not a U.S. Person and is not acquiring the Securities for the account or benefit of a U.S. Person, and no offer relating to the Securities was made to the Subscriber in the United States and, at the time of execution by the Subscriber or on behalf of the Subscriber of this Agreement and any Closing, the Subscriber will be outside the United States;

	(iv)	the Subscriber has not purchased the Securities as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act);

(v)	the address at which the Subscriber received and accepted the offer to purchase the Securities is the address listed on the first page of this Agreement.

(vi)
the Subscriber agrees that if the Subscriber decides to offer, sell, pledge or otherwise transfer any of the Securities, the Subscriber will not offer, sell, pledge or otherwise transfer any of the Securities, directly or indirectly, except:

	(A)	to the Corporation;

	(B)	outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(C)
in compliance with an exemption from the registration requirements of the U.S. Securities Act provided by (1) Rule 144 thereunder, if available, or (2) Rule 144A thereunder, if available, and, in each case, in accordance with any applicable state securities laws; or

	(D)	in a transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws;

and, in the case of clause (C)(l) or (D), the Subscriber has furnished to the Corporation an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Corporation to the effect that the proposed transfer may be effected without registration under the U.S. Securities Act or applicable state securities laws;

(vii)
the Subscriber understands and acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the U.S. Securities Act, and upon the original issuance of the Securities, and until such time as it is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, all certificates representing the Securities and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN ‘REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF COPERNIC INC. THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO COPERNIC INC., (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE CANADIAN LOCAL LAWS AND REGULATIONS, OR (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (1) RULE 144A UNDER THE 1933 ACT, OR (2) RULE 144 UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) UNDER AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (E) ABOVE, A LEGAL OPINION SATISFACTORY TO COPERNIC INC. MUST FIRST BE PROVIDED.

IF COPERNIC INC. IS A “FOREIGN ISSUER” WITHIN THE MEANING OF REGULATION S AT THE TIME OF TRANSFER, A NEW CERTIFICATE, BEARING NO LEGEND, MAY BE OBTAINED FROM EQUITY TRANSFER AND TRUST COMPANY UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, - IN A FORM SATISFACTORY TO EQUITY TRANSFER AND TRUST COMPANY AND COPERNIC INC. AND, IF SO REQUIRED BY EQUITY TRANSFER AND TRUST COMPANY, AN OPINION OF COUNSEL, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT.”

provided that, if any Securities are being sold under clause (B) above, and if the Corporation is a “foreign issuer” within the meaning of Regulation S under the U.S. Securities Act at the time of sale, the legend may be removed by providing a declaration to the registrar and transfer agent for the Securities in the form prescribed by the Corporation, and, if requested by the registrar and transfer agent, an opinion of counsel; provided further, that, if any of the Securities are being sold under clause (C)(2) above, the legend may be removed by delivery to the registrar and transfer agent of an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the registrar and transfer agent and the Corporation, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws;

(viii)
the Subscriber understands and acknowledges that the Corporation (A) is not obligated to remain a “foreign issuer” within the meaning of Regulation S under the U.S. Securities Act, (ii) may not, at the time the Securities are resold or otherwise transferred by it or at any other time, be a foreign issuer, and (iii) may engage in one or more transactions that could cause the Corporation not to be a foreign issuer, and if the Corporation is not a foreign issuer at the time of any sale or other transfer of Securities pursuant to Rule 904 of Regulation S under the U.S. Securities Act, the certificates representing the Securities may continue to bear the legend described in paragraph (vii) above;

(ix)
the Subscriber consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth and described herein;

(x)
the Subscriber understands and acknowledges that the Corporation is not obligated to file and has no present intention of filing with the Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Securities in the United States;

(xi)
the Subscriber acknowledges that it has had an opportunity to discuss the Corporation’s business, management and financial affairs with the Corporation’s management and the Corporation’s management has made available to the Subscriber any and all written information which it has requested and has answered to the Subscriber’s satisfaction all inquiries made by the Subscriber and with respect to individual or other tax and other economic considerations involved in this investment, and the Subscriber acknowledges that any documents pertaining to this investment of which it has been made aware have been made available for inspection by the Subscriber and the Subscriber’s attorney, accountant and/or other advisor(s);

(xii)
the Subscriber understands and agrees that the financial statements of the Corporation have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies; and

(xiii)
the Subscriber understands and agrees that there may be material tax consequences to it of an acquisition, holding or disposition of the Securities; the Corporation gives no opinion and makes no representation with respect to the tax consequences to the Subscriber under Canadian, United States, state, local or foreign tax law of its acquisition, holding or disposition of the Securities, and the Subscriber acknowledges that it is solely responsible for determining the tax consequences to its investment.

4.3            Survival of Representations and Warranties

The representations and warranties of the Corporation and the Subscriber herein contained shall survive the purchase and sale of the Shares contemplated hereby and shall continue in full force and effect for one year.

ARTICLE 5
COVENANTS BETWEEN THE PARTIES

5.1    Contractual Standstill

During the period commencing on the date hereof and ending on the day which two (2) years following the Closing Date, John Simmonds shall not, without the written consent of the Corporation, by way of a resolution of its Board of Directors, sell, transfer or otherwise divest itself of any Shares, except in the connection of a transaction which, if consummated, will result in the change of the control of the Corporation. For the purposes of this Section, “change of control” shall mean the holding, by one or more persons whether acting separately or in concert, of the securities of the Corporation to which are attached more than 50% of the votes that may be cast to elect directors of the Corporation; and the votes attached to such Securities are sufficient, if exercised, to elect a majority of the directors of the Corporation.

5.2    [On the Closing Date, the Corporation shall enter into customary indemnification agreements with the directors of the Corporation on mutually agreeable terms but which shall be substantially similar to the terms of the current by-laws of the Corporation.]

5.3   On the Closing Date, the Corporation shall cause the resignation of each of the following directors: Dave Goldman, David Schwartz and Irwin Kramer. The Corporation shall appoint two (2) directors to the Board of Directors of the Corporation, one as Chairman and one as independent. “Independence” shall be defined in accordance with Canadian Securities Laws. Each of the directors referred to in this paragraph shall be named by the Subscriber and shall serve as members of the board of directors from the Closing Date until the next annual meeting of the Corporation or sooner if they should resign, the whole in accordance with the Ontario Business Corporations Act. For avoidance of doubt, the rights granted hereunder to the Subscriber shall be null and void in the event the Closing does not occur.

5.4   The Corporation shall enter into consulting agreements for a nominal value with each of Messrs. Goldman, Schwartz and Kramer for terms not exceeding 24 months. The Corporation shall cause the current management agreements with Mr. Dave Goldman to terminate on the Closing Date, without any further liability for the Corporation.

5.5   The Corporation shall enter into a management consulting agreement with the Chairman of the Corporation for a term not exceeding two (2) years which shall have an aggregate compensation equal to the greater of (a) US$100,000 or (b) 2% of the transaction value, as such value may be determined by the board of directors of the Corporation, of any acquisition consummated by the Corporation during the term of said agreement.

5.6   On the Closing Date, the current employment agreement of Mr. Marc Ferland shall have been terminated and the full amount of the retention bonus of CDN$375,000 payable thereunder shall be accelerated and be fully paid at Closing. Also at Closing, a new employment agreement shall be entered into between the Corporation and Mr. Marc Ferland for and term not to exceed 24 months upon terms and conditions mutually satisfactory to both parties but having the general terms as set forth in Schedule 5.5.

ARTICLE 6
TERMINATION

6.1    Termination

This Agreement may be terminated, in each case prior to the Closing Time: (a) by the written mutual agreement of the Parties, (b) by the Subscriber, if the condition precedent set forth in Section 3.3 is not satisfied or waived on or prior to the Closing Time, or (c) by the Corporation, if the condition precedent set forth in Section 3.2 is not satisfied or waived on or prior to the Closing Time; provided that the right to terminate this Agreement pursuant to clauses b) and c) above shall not be available to the Party seeking to terminate if any action of such Party or its affiliates or the failure of such Party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Time shall have resulted in such conditions precedent not having been satisfied prior to the Closing Time.

6.2    Effect of Termination

If this Agreement is terminated in accordance with Section 6.1, no Party shall have any further liability to perform its obligations under this Agreement, except for the obligations set forth in Sections 7.4 and 7.5, it being understood that neither the termination of this Agreement nor anything contained in this Article 6 shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.3    Remedies

The Parties acknowledge and agree that an award of money damages alone would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, a non-breaching Party may also be entitled to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

ARTICLE 7
GENERAL PROVISIONS

7.1    Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(a)	if to the Subscriber: 2208270 Ontario Limited 3565 King Road, Unit 102 King City, ON L7B 1M3

Attention: John G. Simmonds Fax: 905-833-9845 E-mail: cjw@gamecorp.com

(b)	if to the Corporation:

Copernic Inc. 360 Franquet Street Suite 60 Sainte-Foy, Quebec GIP 4N3

Attention: Marc Ferland Fax:418-527-1751 E-mail: mferland@copernic.com with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP Stock Exchange Tower 800 Square Victoria Suite 3700, P.O. Box 242 Montreal, Quebec, H4Z 1E9

Attention: Peter Villani Fax: 514-397-7600 E-mail: pvillani@fasken.com

7.2    Further Assurances

Each of the parties hereto upon the request of the other party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as reasonably may be necessary or desirable to complete the transactions contemplated herein or required by applicable Securities Laws in connection with the purchase and sale of the Shares.

7.3    Time of Essence

Time shall be of the essence of this Agreement and every part thereof.

7.4          Costs and Expenses

All reasonable professional fees incurred by the Subscriber in connection with this Agreement and the transactions herein contemplated shall be paid by the Corporation.

7.5          Confidentiality

The Subscriber hereby confirms that it remains bound by the terms of the Confidentiality Agreement in accordance with the terms thereof, notwithstanding that this Agreement may be terminated for any reason whatsoever.

7.6          Entire Agreement; Amendment

This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated herein and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect to the transactions contemplated hereby. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the Parties hereto.

7.7          Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. The Corporation and the Subscriber irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Québec.

7.8          Assignment; Enurement

This Agreement may not be assigned by either Party except with the prior written consent of the other Party. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors (including any successor by reason of the amalgamation or merger of any party), administrators and permitted assigns.

7.9          Severability

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

7.10          Rules of Construction

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

7.11          Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Subscriber and the Corporation have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

2208270 ONTARIO LIMITED

Per:
John G. Simmonds

COPERNIC INC.

Per:
Marc Ferland